Exhibit 99

Release: July 17, 2025

Media Contact: Tracy Willits 515-202-7714, willits.tracy@principal.com

Investor Contact: Humphrey Lee 877-909-1105, lee.humphrey@principal.com

Principal® recommends shareholders reject “mini-tender” offer by Potemkin Limited

(Des Moines, Iowa) - Principal Financial Group® (Nasdaq: PFG) announced today that it has received notice of an unsolicited mini-tender offer by Potemkin Limited (“Potemkin”) to purchase up to 100,000 shares of Principal Financial Group, Inc. common stock from Principal® shareholders. The offer is for approximately 0.0004 percent of Principal’s shares of common stock outstanding as of the July 1, 2025, offer date. Potemkin’s offer price of $51.70 per share is approximately 34.91 percent lower than the $79.43 closing price of PFG common stock on Nasdaq on June 30, 2025, the last trading day prior to the offer date.

Principal does not endorse Potemkin’s unsolicited mini-tender offer and recommends that shareholders do not tender their shares in response to Potemkin’s offer because the offer is at a price that is significantly below the June 30, 2025, closing common stock price of $79.43 per share.

Principal is not associated in any way with Potemkin, its mini-tender offer, or its mini-tender offer documents. Potemkin’s offer is generally not subject to the information filing requirements of the Securities Exchange Act and Potemkin is not generally required to file reports, proxy statements and other information with the U.S. Securities and Exchange Commission (“SEC”) relating to its business, financial condition and otherwise.

Potemkin has made similar mini-tender offers for shares of other companies. Mini-tender offers, such as this one, seek to acquire less than five percent of a company’s shares outstanding, thereby avoiding many disclosure and procedural requirements of the SEC. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under U.S. securities laws.

The SEC has cautioned investors that some bidders making mini-tender offers at below-market prices are “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s cautionary advice to investors on mini-tender offers is available at https://www.sec.gov/investor/pubs/minitend.htm

Principal urges investors to obtain current market quotations for their shares, consult with their broker or financial advisor, and exercise caution with respect to Potemkin’s offer.

Principal urges shareholders who have not responded to Potemkin’s offer to take no action. Shareholders who have already tendered their shares may withdraw them within 14 days after the date of delivery of the shareholder’s Tender Form by providing notice as described in the Potemkin mini-tender offer documents, prior to the expiration of the offer, currently scheduled for Tuesday, September 30, 2025, 5 p.m. Eastern time. Principal encourages shareholders to review carefully the “Withdrawal Rights” section of the offer documents.

Principal encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and NASD’s Notice to Members 9-53, issued July 1999, regarding guidance to members forwarding mini-tender offers to their customers, which can be found at http://www.finra.org/sites/default/files/NoticeDocument/p004221.pdf.

Principal requests that a copy of this news release be included with all distributions of materials relating to Potemkin’s mini-tender offer related to shares of Principal Financial Group, Inc. common stock.

About Principal Financial Group®

Principal Financial Group® (Nasdaq: PFG) is a global financial company with approximately 20,000 employees1 passionate about improving the wealth and well-being of people and businesses. In business for 145 years, we’re helping approximately 70 million customers1 plan, protect, invest, and retire, while working to support the communities where we do business. Principal is proud to be recognized as one of the 2025 World’s Most Ethical Companies2 and named as a “Best Places to Work in Money Management3.” Learn more about Principal and our commitment to building a better future at principal.com.

1 As of March 31, 2025

2 Ethisphere, 2025

3 Pensions & Investments, 2024

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